EXHIBIT 8

                      [Letterhead of Miller & Martin LLP]

                                   _________, 1998

Mr. L. A. Walker, Jr.
Chairman and Chief Executive Officer
First Franklin Bancshares, Inc.
204 Washington Avenue
P.O. Box 100
Athens, Tennessee 37371-0100

Dear Mr. Walker:

      We have acted as special counsel to First Franklin Bancshares, Inc., a corporation organized under the laws of Tennessee ("FFBS"), in connection with the planned acquisition of FFBS by BankFirst Corporation, a corporation organized under the laws of Tennessee ("BFC"), accomplished by means of a merger of FFBS with and into BFC (the "Merger"), pursuant to the Agreement and Plan of Merger, dated as of the 19th day of March, 1998, by and between FFBS and BFC (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

      We have assumed with your consent that:

            (a) the Merger will be effected in accordance with the Merger Agreement; and

            (b) the representations contained in the letters of representation from FFBS, BFC and certain management shareholders of FFBS to us will be true on the Effective Date;

            (c) all signatures and documents (whether originals or certified or photostatic copies) are authentic and genuine;

            (d) all participants in the Merger possess adequate legal capacity; and

            (e) FFBS and BFC will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder.

      On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, and subject to the conditions and limitations expressed herein:

            (i) it is our opinion for federal income tax purposes that the Merger will constitute a reorganization under Section 368(a) of the Code; and

            (ii) it is our opinion for federal income tax purposes that the statements contained in lettered paragraphs a-g of the section of the Proxy Statement-Prospectus entitled "The Merger - Certain Federal Income Tax Consequences," are correct.

      The tax consequences described above may not be applicable to FFBS shareholders that (i) are subject to the alternative minimum tax; (ii) acquired their FFBS Common pursuant to the exercise of an employee stock option or right or otherwise as compensation; (iii) hold FFBS Common as part of a "straddle," "conversion transaction," "hedging transaction" or other risk reduction transaction; or (iv) are insurance companies, securities dealers, financial institutions, tax-exempt organizations, or foreign persons.

      The foregoing opinion addresses only certain consequences of a corporate reorganization for federal income tax purposes. We have not considered the effect on this transaction, if any, of foreign, state and local taxes, sales and use taxes, or any other taxes. Moreover, the discussion of United States federal income tax consequences set forth above is based upon the Code, the Treasury Regulations promulgated thereunder and administrative rulings and court decisions effective as of the date hereof. All of the foregoing authorities are subject to change, possibly with retroactive effect, and any such change could affect the validity of the foregoing opinion.

      The foregoing opinion is intended for and may be relied upon solely by FFBS and its shareholders.

      We hereby consent to the reference to us under the heading "THE MERGER -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               MILLER & MARTIN LLP

                                               By: _____________________________
                                                   Partner